LightPath Technologies Adds Two New Lenses to Its Long Wave Infrared Catalog

Targets Large Addressable Markets Including Homeland Security

ORLANDO, FL -- (Marketwire - November 08, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today it has added two new molded infrared aspheres to its catalog of Long Wave Infrared (LWIR) lenses. These lenses are designed as the primary optics for thermal imagers or collimating lenses for Quantum Cascade Laser (QCL) used in a wide variety of applications including homeland security, firefighting, predictive maintenance and driver's vision enhancement systems in automobiles. These infrared markets have a combined current estimated value of over $2.5 billion.

The first lens, 390021, is an extended focal length lens designed to collimate light from a QCL (a type of laser) that is enclosed in a temperature controlled housing or cryostat. The primary applications are for infrared countermeasures (IRCM) and gas sensing equipment. The second lens, 390023, is a low cost thermal imaging lens designed specifically for the low-cost thermal imaging security camera market. These new lenses are manufactured from LightPath's Black Diamond ™ chalcogenide glass and are a less expensive substitute for high-volume, diamond-turned Germanium and Zinc Selenide optics.

"LightPath Technologies is continuing to diversify its product line for Infrared Optics with the introduction of these lenses. These new products will address the rapidly expanding QCL, thermal imaging and night vision enhancement markets," said Jim Gaynor, CEO and President of LightPath.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed within these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Tel: +1-407-382-4003 x336
Email: rpini@lightpath.com
Web: www.lightpath.com